SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant Filed by a Party other than the Registrant		☒ ☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))
☒ ☐ ☐	Definitive Proxy Statement Definitive Additional Materials Soliciting Material Pursuant to Rule 14a-12

Alkermes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          ☒       No fee required.
          ☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)       Title of each class of securities to which transaction applies:

          (2)       Aggregate number of securities to which transaction applies:

          (3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)       Proposed maximum aggregate value of transaction:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
HOW TO VOTE
ELECTION OF DIRECTORS
APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN
APPROVAL OF AMENDMENT TO STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
MANAGEMENT AND PRINCIPAL SHAREHOLDERS
CERTAIN TRANSACTIONS
OTHER BUSINESS
INDEPENDENT AUDITORS
DEADLINE FOR SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INCORPORATION BY REFERENCE
Appendix A
Appendix B

Cambridge, Massachusetts

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held September 9, 2003

TO THE SHAREHOLDERS:

          The annual meeting of shareholders of Alkermes, Inc. (the “Company”) will be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, on Tuesday, September 9, 2003, at 10:00 a.m. for the following purposes:

1.	To elect eight members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

2.	To approve an amendment to the 1999 Stock Option Plan to increase to 14,400,000 the number of shares issuable upon the exercise of options granted thereunder, an increase of 3,000,000 shares.

3.	To approve an amendment to the Non-Employee Director Plan to increase to 1,000,000 the number of shares issuable upon exercise of options granted thereunder, an increase of 500,000 shares.

4.	To transact such other business as may properly come before the meeting.

          The Board of Directors has fixed July 23, 2003 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on July 23, 2003 will be entitled to notice of and to vote at the meeting.

          If you are a shareholder of record, you may vote over the Internet, by telephone, by mailing the enclosed proxy card in the postage-prepaid envelope provided or by attending the meeting and voting in person.

Morris Cheston, Jr.
Secretary

July 25, 2003

YOU CAN VOTE IN ONE OF THREE WAYS:
(1)	Use the toll-free telephone number on your proxy card to vote by phone;

(2)	Visit the web site noted on your proxy card to vote via the Internet; or

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail.

ALKERMES, INC.

PROXY STATEMENT

INTRODUCTION

          The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc., a Pennsylvania corporation (“Alkermes” or the “Company”), in connection with its 2003 annual meeting of shareholders to be held at the offices of the Company, 88 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., on Tuesday, September 9, 2003 (the “Meeting”). Copies of this Proxy Statement and the accompanying proxy are being mailed on or after July 29, 2003 to the holders of record of Common Stock on July 23, 2003 (the “Record Date”). The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. In addition, the Company has retained the services of The Altman Group to solicit proxies, at an estimated cost of $4,500.

          Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote:

•	FOR the election of the nominees named herein to the Company’s Board of Directors;

•	FOR the amendment to increase the number of shares available under the 1999 Stock Option Plan; and

•	FOR the amendment to increase the number of shares available under the Non-Employee Director Plan.

          With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See “Other Business.”

          Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit.

          The Company had 88,873,129 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.

HOW TO VOTE

          If you are a shareholder of record and your shares are registered directly in your name, you may vote:

•	By Internet. Access the website of our tabulator, EquiServe, Inc., at http://www.eproxyvote.com/alks, using the voter control number that we have printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions.

You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message.

•	By Telephone. Call 1-877-PRX-VOTE (1-877-779-8683) toll-free from the U.S. and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to EquiServe, Inc. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees named herein to the Company’s Board of Directors, the amendment to increase the shares available under the 1999 Stock Option Plan and the amendment to increase the shares available under the Non-Employee Director Plan.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

          If your shares of Common Stock are held in “street name” (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

How to Revoke Your Proxy

          You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	providing written notice to the Secretary of the Company by any means, including facsimile, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date;

•	transmitting a subsequent vote over the Internet or by telephone; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

          Please note that if your shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from such broker or other nominee confirming your beneficial ownership of the shares.

ELECTION OF DIRECTORS

          The Board of Directors currently consists of nine members: Floyd E. Bloom, Robert A. Breyer, John K. Clarke, Gerri Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael A. Wall. In April 2003, the Board of Directors, as authorized under the Company’s Bylaws, increased the number of directors from seven to nine and elected Gerri Henwood and Paul J. Mitchell to the newly created vacancies. Since that time, John K. Clarke, a member of the Board since 1987, has decided not to stand for re-election. Thus, eight directors are to be elected at the Meeting to serve one-year terms until the 2004 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, Robert A. Breyer, Gerri Henwood, Paul J. Mitchell, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael A. Wall, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

          The eight nominees for directors receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote.

          Set forth below is information regarding the nominees, as of July 18, 2003, including their recent employment, positions with the Company, other directorships and age.

          Dr. Bloom, age 66, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he is currently Chairman, Department of Neuropharmacology. Dr. Bloom served as Chief Executive Officer of Neurome, Inc., a biotechnology company, from 2000 to 2002 while on sabbatical from The Scripps Research Institute. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He holds an A.B. (Phi Beta Kappa) from Southern Methodist University and an M.D. (Alpha Omega Alpha) from Washington University School of Medicine in St. Louis. He is a member of the National Academy of Science, the Institute of Medicine and the Royal Swedish Academy of Science.

          Mr. Breyer, age 59, has been a director of Alkermes since July 1994. He served as the President of Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly and Company. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly and Company.

          Ms. Henwood, age 50, has been a director of Alkermes since April 2003. She is the President and Chief Executive Officer of Auxilium Pharmaceuticals, a pharmaceutical company co-founded by Ms. Henwood and specializing in urologic and male health. Auxilium has raised a total of $56 million in equity and developed its first product from IND to NDA approval in less than two years. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization (CRO), IBAH, Inc., that became a public company and was eventually sold to a large healthcare company. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham in various capacities including senior medical and regulatory positions.

          Mr. Mitchell, age 50, has been a director of Alkermes since April 2003. He has served as the Chief Financial Officer and Treasurer of Kenet, Inc., a company engaged in the development and manufacture of analog and mixed signal integrated circuits, since April 2002. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group, an investment and consulting firm with activities in the technology, healthcare and financial services industries, and a member of the board of directors of several private companies. Mr. Mitchell, a graduate of College of the Holy Cross (B.A. Economics) and Northeastern University (M.S. Accounting) is a Certified Public Accountant.

          Mr. Pops, age 41, has been a director and the Chief Executive Officer of Alkermes since February 1991. Mr. Pops currently serves on the Board of Directors of Neurocrine Biosciences, Inc., a biotechnology company, the Biotechnology Industry Organization (BIO), serving as Chairman of the Board, and the Massachusetts Biotechnology Council (MBC). He serves as Chair for the Harvard Medical School Advisory Council for Biological Chemistry & Molecular Pharmacology (BCMP) and is a member of the Harvard Medical School Board of Fellows.

          Dr. Rich, age 78, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. Dr. Rich earned both an A.B. (magna cum laude) and an M.D. (cum laude) from Harvard University. Dr. Rich is a member of the National Academy of Sciences, the American Academy of Arts and Sciences and the Institute of Medicine. Dr. Rich is Co-Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company, and is a member of the Scientific Advisory Board of U.S. Genomics.

          Dr. Schimmel, age 62, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Schimmel is the Ernest and Jean Hahn Professor of Molecular Biology and Chemistry and a member of the Skaggs Institute for Chemical Biology at The Scripps Research Institute. Dr. Schimmel was the John D. and Catherine T. MacArthur Professor of Biophysics and Biochemistry at the Massachusetts Institute of Technology, where he was employed from 1967 through 1997. A member of the National Academy of Sciences and the American Academy of Arts and Sciences, Dr. Schimmel graduated from Ohio Wesleyan University, completed his doctorate at Cornell University and the Massachusetts Institute of Technology and did post doctoral work at Stanford University. Dr. Schimmel is Co-Chairman of the Board of Directors of Repligen Corporation and is a member of the Scientific Advisory Board of Illumina, Inc., a biotechnology company.

          Mr. Wall, age 74, is a founder of Alkermes and has been Chairman of the Board of Alkermes since 1987. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc. (“Centocor”), a biopharmaceutical company. From November 1987 to June 1993, he was Chairman Emeritus of Centocor. Mr. Wall is a director of Kopin Corporation, a manufacturer of high definition imaging products.

          The Board of Directors held nine meetings during the last fiscal year. Each of the Company’s directors attended at least 75% of the aggregate of all Board of Directors’ meetings and meetings of all committees of which the director was a member held during the year. The standing committees of the Board are the Audit Committee, the Compliance Committee, the Nominating

Committee, the Compensation Committee, the Compensation Sub-Committee and the Limited Compensation Sub-Committee.

          The Audit Committee consists of Floyd E. Bloom, John K. Clarke, Alexander Rich and, as of April 2003, Paul J. Mitchell. In connection with his appointment as a director, the Board determined that Mr. Mitchell is qualified to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee met six times during the last fiscal year. The Audit Committee is governed by a charter, which was attached to the Proxy Statement for the 2002 annual shareholders meeting. The Charter delegates to the Audit Committee the responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company, including review of the annual and quarterly financial statements. Each of the members of the Audit Committee is independent as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards.

          The Compliance Committee, consisting of Floyd E. Bloom, John K. Clarke and Alexander Rich, met in April 2003 but not during the last fiscal year. The Compliance Committee is responsible for overseeing the development, implementation, administration and enforcement of Company compliance programs to ensure that the Company is in compliance with applicable laws and regulations.

          The Nominating Committee, consisting of John K. Clarke, Paul Schimmel and Floyd E. Bloom, was formed in June 2002. It met for the first time in April 2003 to consider the Board of Director’s two new members. The Nominating Committee is responsible for considering potential board members and making recommendations to the full board of directors as to nominees for election to the board of directors.

          The Compensation Committee, consisting of John K. Clarke, Paul Schimmel and Michael A. Wall, met six times during the last fiscal year and otherwise acted by unanimous written consent. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of employees of, and consultants to, the Company, fixing the cash compensation of officers of the Company and administering, and making grants and awards to employees and consultants under, the Company’s stock option and restricted stock award plans.

          The Compensation Sub-Committee is responsible for making grants and awards under the Company’s stock option and restricted stock award plans to “directors and officers” as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Sub-Committee, consisting of John K. Clarke and Paul Schimmel, met three times during the last fiscal year and otherwise acted by unanimous written consent. The Limited Compensation Sub-Committee consisting of John K. Clarke acted by written consent and has the authority to make individual grants of options under certain of the Company’s stock option plans to purchase no more than 5,000 shares of Common Stock to certain of the Company’s employees.

APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

          The Company’s 1999 Stock Option Plan (the “1999 Plan”) authorizes the grant of options to officers, employees and directors of, and consultants to, the Company or any of its subsidiaries to purchase up to 11,400,000 shares of Common Stock. As of July 18, 2003, options to purchase 485,309 shares remained available for grant under the 1999 Plan. In July 2002, the Board of Directors amended the 1999 Plan to require shareholder approval for any amendment to the 1999 Plan that materially increases the benefits to any participant and to prohibit repricings of options. In June 2003, the Board of Directors amended the 1999 Plan, subject to shareholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under the 1999 Plan to 14,400,000. This amendment was designed to enhance the flexibility of the Compensation Committee and the Compensation Sub-Committees of the Board of Directors in granting stock options to the Company’s officers, employees, directors and consultants and to ensure that the Company can continue to grant stock options to such persons at levels determined to be appropriate by the Compensation Committee and the Compensation Sub-Committees based on comparable company and other market data. The Company believes that stock options are a critical part of the compensation package offered to new, existing and key employees and is an important tool in the Company’s ability to attract and retain talented personnel. The resolution to be presented to the shareholders approving the proposed amendment to the 1999 Plan is attached as Appendix A to this Proxy Statement and is incorporated herein by reference.

          The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amendment to the 1999 Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, while abstentions will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

          The Board of Directors recommends that you vote FOR the approval of the amendment to the 1999 Plan.

Principal Features of the 1999 Plan

          The purpose of the 1999 Plan is to enable the Company to offer to certain officers, employees and directors of, and consultants to, the Company or any of its subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons and strengthen the mutuality of interests between such persons and the Company’s shareholders.

     Administration

          The 1999 Plan is administered by the Compensation Committee by delegation from the Board of Directors. The Compensation Committee has further delegated administration of the 1999 Plan with respect to options granted to directors and executive officers of the Company (“Reporting Persons”) to the Compensation Sub-Committee. Additionally, the Compensation Committee has delegated to the Limited Compensation Sub-Committee the authority to make individual grants of options to purchase no more than 5,000 shares of Common Stock to employees who are not Reporting Persons. The total number of options to be granted in any year under the 1999 Plan to participants, the selection and number of participants to receive options, the type and number of options granted to each participant and the other terms and provisions of such options are wholly within the discretion of the Compensation Committee and the Compensation Sub-Committees, subject to the limitations set forth in the 1999 Plan. Therefore, the benefits and amounts that will be received by participants under the 1999 Plan are not currently determinable.

     Amendment and Repricings

          The 1999 Plan may not be amended without the approval of the Company’s shareholders if (a) such amendment would materially increase the benefits to participants under the 1999 Plan or (b) shareholder approval is necessary to comply with the Internal Revenue Code of 1986, as amended (the “Code”), Federal or state securities laws, the rules and regulations of any stock exchange or stock market on which the Common Stock is listed or traded or any other applicable rules or regulations. Additionally, no option previously granted under the plan may be “repriced,” except for an adjustment to the exercise prices as a result of a merger, reorganization, consolidation, recapitalization, dividend, stock split or other change in corporate structure affecting the Common Stock.

     Eligible Participants

          The Company’s, and any of its subsidiaries’, officers, employees, directors and consultants are eligible to be granted options under the 1999 Plan. The Company estimates that there are currently approximately 450 persons who are eligible to receive options under the 1999 Plan.

     Number of Shares Subject to the 1999 Plan

          Up to 11,400,000 shares of Common Stock may be issued under the 1999 Plan. The proposed amendment, which has been adopted by the Board of Directors, increases the number of shares that may be issued upon exercise of options which may be granted under the 1999 Plan to 14,400,000. Such options may either be “incentive stock options” as defined in Section 422 of the Code, or may be non-qualified stock options. The 1999 Plan will terminate on June 2, 2009 unless sooner terminated by the Board of Directors.

     Stock Options

          Under the terms of the 1999 Plan, the option exercise price may not be less than 100% (or, with respect to incentive stock options, 110% if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the underlying stock at the time the option is granted. Options granted under the 1999 Plan are generally nontransferable, unless otherwise determined by the Compensation Committee, and expire upon the earlier of an expiration date fixed by the Compensation Committee and set forth in each individual option award certificate, ten years (or with respect to incentive stock options, five years, if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) from the date of grant, and either three months after the date the optionee ceases to be an officer, employee or director of, or consultant to, the Company or its subsidiaries or one year after the optionee dies or becomes disabled. Options which have expired or which have been canceled unexercised will be available for future grant under the 1999 Plan.

          Under the 1999 Plan, the price payable upon exercise of options may be paid in cash, or in shares of stock of the Company duly owned by the participant or by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the fair market value of the Common Stock on the date of exercise.

Options Outstanding, Exercisable and Available for Future Grant

          As of July 18, 2003, options to purchase 10,798,060 shares were outstanding under the 1999 Plan, of which 3,804,820 were exercisable. The exercise prices for the outstanding options ranged from $4.02 to $48.03 per share. On July 18, 2003, the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq National Market was $12.06. As of July 18, 2003, of all options outstanding under the 1999 Plan, options to purchase 4,325,596 shares had an exercise price of $12.06 or below, of which 272,113 were exercisable. As of July 18, 2003, options to purchase 485,309 shares (plus any options that expire unexercised or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amendment.

Federal Income Tax Consequences

          The Federal income tax discussion set forth below is intended for general information only and does not address the rates of taxation applicable to specific categories of taxpayers or classes of income or the tax consequences to persons who would be subject to liability under Section 16(b) of the Exchange Act with respect to a sale of the shares of Alkermes Common Stock acquired upon exercise of an option. State and local income tax consequences are not discussed and may vary from locality to locality.

          Under present Treasury regulations, a participant who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, a participant will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price, and the Company will generally be able to receive a deduction for a corresponding amount. In the case of a participant who is an employee, withholding and employment taxes will be imposed on the amount of ordinary income recognized. The participant’s basis in the shares so acquired will be equal to the option exercise price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the participant will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

          A participant is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the participant was an employee of the Company or one of its subsidiaries at all times from the date of grant until three months preceding exercise (one year in the case of death or permanent and total disability) and on whether the participant holds the shares for more than one year after exercising the option and two years after the date of grant of the option.

          If the participant satisfies both the employment rule and the holding rule, for regular tax purposes the participant will not realize income upon exercise of an incentive option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the participant will generally constitute a long-term capital gain or a long-term capital loss, as the case may be.

          If the participant meets the employment rule but disposes of the shares before satisfying the holding rule (a “disqualifying disposition”), the participant generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option price. In the case of a sale, any excess of the sales price over the fair market value at the date of exercise will be recognized by the participant as capital gain (long-term or short-term depending on the length of time the stock was held after the option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the participant generally is limited to the excess of the sales price over the option price. In the case of any disqualifying disposition, the Company’s tax deduction is limited to the amount of ordinary income recognized by the participant.

          Currently, the exercise of incentive options is not subject to income, FICA or FUTA tax withholding. Proposed regulations issued by the Internal Revenue Service would subject incentive options to FICA or FUTA tax withholding at the time of exercise, but the effective date of these regulations has been postponed indefinitely. Any change to the current exemption from FICA and FUTA tax withholding will not take effect until January 1 of the year following the second anniversary of the publication of final regulations or other guidance. It is the current position of the IRS that no tax withholding is required in the event of a “disqualifying disposition”, but that employers are nevertheless generally required to report any income from a “disqualifying disposition” on Form W-2.

          Different consequences will apply to participants that are subject to the alternative minimum tax.

APPROVAL OF AMENDMENT TO STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS

     The Stock Option Plan for Non-Employee Directors (the “Director Plan”) authorizes the grant of options to purchase up to 500,000 shares of Common Stock to non-employee directors. As of July 18, 2003, there were 60,000 shares available for grant under the Director Plan. In June 2003, the Board of Directors amended the Director Plan, subject to shareholder approval, to increase to 1,000,000 the aggregate number of shares authorized for issuance upon exercise of options granted under the Director Plan. The purpose of the Director Plan is to assist the Company in attracting and retaining independent directors and to strengthen the mutuality of interests between such directors and the Company’s shareholders. The proposed 500,000 share increase in the number of shares available for grant will provide sufficient shares under the Director Plan for automatic grant to the seven current non-employee directors at the annual rate of 20,000 shares each for three years. The resolution to be presented to the shareholders approving the proposed amendment to the Director Plan is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.

     The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amendments to the Director Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, while abstentions will count towards establishing a quorum, neither abstentions nor broker non-votes will effect the outcome of the vote on this proposal.

     The Board of Directors recommends that you vote FOR the approval of the amendments to the Director Plan.

Principal Features of the Director Plan

     Administration

     The Director Plan is administered and interpreted by the Board of Directors. The Board of Directors, subject to the provisions of the Director Plan, has the authority to (i) adopt, alter and repeal such rules, guidelines and practices as it deems advisable, (ii) interpret the terms and provisions of the Director Plan and any option granted under the Director Plan and (iii) otherwise administer the Director Plan. In addition, the Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the Director Plan or in any option granted in the manner and to the extent it shall deem necessary to carry the Director Plan into effect. Any decision, interpretation or other action of the Board of Directors will be final, binding and conclusive upon all persons in interest.

     Eligible Participants

     Members of the Board of Directors who are not officers or employees of the Company or any of its subsidiaries (“Eligible Directors”) are eligible to be granted options under the Director Plan. Seven directors of the Company will be eligible to participate in the Director Plan on the date of the Meeting.

     Number of Shares Subject to the Director Plan

     Up to 500,000 shares of Common Stock may be issued upon exercise of the options granted under the Director Plan. The proposed amendment, which has been adopted by the Board, increases the number of shares which may be so issued to 1,000,000. The shares of Common Stock that may be issued under the Director Plan may be either authorized and unissued shares or issued shares that have been reacquired by the Company. The aggregate number of shares of Common Stock issuable under the Director Plan and the number of shares subject to grants made under the Director Plan are subject to adjustment in the event of a merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock. If any option granted under the Director Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of unpurchased shares will again be available for the purposes of the Director Plan.

     Granting of Options Under the Director Plan

     On the date of each annual meeting of the Company’s shareholders, for as long as the Director Plan remains in effect, each Eligible Director will automatically be granted an option to purchase 20,000 shares of Common Stock.

     Stock Options

     The exercise price of each option granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. Therefore, while it is known that non-employee directors will receive all grants under the Director Plan, the actual value of the benefits and amounts that will be received by such non-employee directors is not currently determinable. Options will be exercisable in full six months after the date of the grant. The term of each option will be ten years from the date of grant. The option price due upon exercise of any option may be paid to the Company in full in cash. Unless determined otherwise by the Board of Directors in its discretion, payment of the exercise price may also be made by tendering previously acquired shares of Common Stock or reducing the number of shares issuable upon such exercise, in each case based on the fair market value of the Common Stock on the last trading date preceding payment.

     Options are not transferable (other than by will or the laws of descent and distribution) and during the participant’s lifetime are exercisable only by the participant. If a participant ceases to be a member of the Board of Directors because of death or disability, any then exercisable option held by the participant may be exercised by the participant, or in the case of death, by his legal representative, for one year after ceasing to be a member of the Board of Directors or until the earlier expiration of the option term, and all other options are canceled. If a participant ceases to be a member of the Board of Directors for any reason other than death or disability, any then exercisable stock option held by the participant may be exercised by the participant for the lesser of three months after ceasing to be a member of the Board of Directors or until the expiration of the option term, and all other options are canceled. Options which have expired or which have been canceled unexercised will be available for future grant under the Director Plan.

Options Outstanding, Exercisable and Available for Future Grant

     As of July 18, 2003, options to purchase 440,000 shares were outstanding under the Director Plan, all of which were exercisable. The exercise prices for the outstanding options ranged from $4.25 to $39.81 per share. On July 18, 2003, the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq National Market was $12.06. As of July 18, 2003, of all options outstanding under the Director Plan, options to purchase 215,000 shares had an exercise price of $12.06 or below and were exercisable. At July 18, 2003, options to purchase 60,000 shares (plus any options that expire unexercised or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amendment.

Federal Income Tax Consequences

     The Federal income tax discussion set forth below is intended for general information only and does not address the rates of taxation applicable to specific categories of taxpayers or classes of income. State and local income tax consequences are not discussed and may vary from locality to locality.

     Under present Treasury regulations, an optionee who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will receive a corresponding deduction. The optionee’s basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the optionee will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
			NUMBER OF SECURITIES
			REMAINING AVAILABLE FOR
	NUMBER OF SECURITIES	WEIGHTED AVERAGE	FUTURE ISSUANCE UNDER
	TO BE ISSUED UPON	EXERCISE PRICE OF	EQUITY COMPENSATION
	EXERCISE OF	OUTSTANDING OPTIONS,	PLANS (EXCLUDING
	OUTSTANDING OPTIONS,	WARRANTS, AND	SECURITIES REFLECTED IN
PLAN CATEGORY	WARRANTS, AND RIGHTS	RIGHTS	COLUMN (a))

Equity compensation plans approved by security holders	13,288,704	$16.06	545,309
Equity compensation plans not approved by security holders	967,640	$15.40	20,802
Total	14,256,344	$16.02	566,111

     The above share and share price information is as of July 18, 2003. For a description of the material features of the 1998 Equity Incentive Plan, which was adopted by Advanced Inhalation Research, Inc. prior to its acquisition by the Company and is the only equity compensation plan not approved by the Company’s shareholders, please see Note 14 to the Company’s Consolidated Financial Statements for the year ended March 31, 2003, contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with both the Company’s management and the Company’s independent auditors, Deloitte & Touche LLP. The Company’s management has advised the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has discussed with Deloitte & Touche LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte & Touche LLP their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence with Audit Committees, disclosing all relationships between Deloitte & Touche LLP and its related entities and the Company. In addition to the information provided by Deloitte & Touche LLP, the Audit Committee considered the level of non-audit services provided by Deloitte & Touche LLP in determining that they were independent.

     Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 which was filed with the Securities and Exchange Commission.

Floyd E. Bloom
John K. Clarke
Paul J. Mitchell
Alexander Rich

AUDIT FEES

This table shows the aggregate fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended March 31, 2003 and 2002.

	2003		2002

Audit Fees	$163,485	(a)	$151,875	(a)
Audit Related Fees	346,367	(b)	163,076	(b)
Tax Fees	183,027	(c)	172,020	(c)

(a)  During the fiscal years ended March 31, 2003 and 2002, “Audit Fees” included fees for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements included in reports on Form 10-Q.

(b)  Audit Related Fees:

	2003	2002

Employee benefit plan audits	$7,000	$14,526
Debt conversion/offering, including registration statements	212,500	—
Support for merger, including registration statements	97,877	110,480
Other accounting consultations	28,990	38,070

(c) Tax Fees:
	2003	2002

Tax preparation and review	$58,411	$38,555
Tax consultations	120,456	62,316
Tax support for merger	4,160	71,149

Appointment of Independent Auditor and Pre-Approval of Audit and Non-Audit Services

     The Audit Committee has responsibility for hiring the Company’s independent auditor and pre-approves all audit services and non-audit services to be performed by the Company’s independent auditor.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

          The following table sets forth a summary of the compensation paid by the Company during its last three fiscal years to its Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended March 31, 2003 (collectively, the “Named Executive Officers”).

				Long-Term
	Annual Compensation			Compensation

				Securities	Restricted
Name and	Fiscal			Underlying	Stock		All Other
Principal Position	Year	Salary($)	Bonus($)	Options (#)	Awards ($)(1)		Compensation($)

Richard F. Pops	2003	480,298	100,000	475,000	195,653	(2)	5,719	(3)
Chief Executive Officer	2002	438,665	200,000	250,000	1,801,100	(4)	5,100	(3)
	2001	406,462	175,000	500,000	0		275,100	(3)(5)

David A. Broecker	2003	328,625	50,000	350,000	117,396	(2)	112,335	(3)(7)
President and Chief	2002	286,346	100,000	150,000	257,300	(4)	126,174	(3)(8)
Operating Officer (6)	2001	24,327	194,791	400,000	0		0

James L. Wright	2003	260,524	37,500	75,000	73,375	(2)	6,000	(3)
Senior Vice President,	2002	237,766	75,000	75,500	257,300	(4)	5,100	(3)
Pharmaceutical Research and Development (9)	2001	211,335	70,000	70,500	0		113,100	(3)(5)

James M. Frates	2003	289,696	37,500	100,000	78,264	(2)	5,708	(3)
Vice President, Chief	2002	275,948	75,000	60,000	257,300	(4)	5,100	(3)
Financial Officer and Treasurer	2001	259,119	60,000	100,000	0		5,100	(3)

Michael J. Landine	2003	258,413	27,500	100,000	93,917	(2)	5,620	(3)
Vice President, Corporate	2002	244,564	55,000	50,000	128,650	(4)	5,100	(3)
Development	2001	232,654	35,000	70,000	0		5,100	(3)

(1)	At March 31, 2003, the number and value of the aggregate restricted stock holdings of the named executive officers are set forth below. The value was calculated based on the closing price of Common Stock on the Nasdaq National Market on March 31, 2003, which was $9.07. Holders of restricted shares are not entitled to receive any dividends declared on such shares.

Name	Number of Shares Held	Value ($)

Richard F. Pops	62,174	563,918
David A. Broecker	21,305	193,236
James L. Wright	15,191	137,782
James M. Frates	15,870	143,941
Michael J. Landine	15,544	140,984

(2)	Restricted Stock Award of Common Stock. The closing price of Common Stock on the Nasdaq National Market on December 12, 2002, the date of the award, was $7.20. The award vests in equal installments annually over two years and none of the award is vested.

(3)	Includes 401(k) match.

(4)	Restricted Stock Award of Common Stock. The closing price of Common Stock on the Nasdaq National Market on November 15, 2001, the date of the award, was $25.73. The award vests in equal installments annually over two years and one-half of the award is vested.

(5)	Includes compensation as a result of Alkermes’ forgiveness of one-half of an “incentive loan” made on October 16, 1998, pursuant to Alkermes’ Incentive Loan Program.

(6)	Mr. Broecker became Chief Operating Officer of Alkermes in February 2001 (and received a sign-on bonus and reimbursement for related taxes at that time) and President on January 1, 2002.

(7)	Includes $106,719 as a result of Alkermes’ forgiveness of one-fifth of a loan made on June 13, 2001, pursuant to the employment letter to Mr. Broecker and related taxes.

(8)	Includes $121,618 for reimbursement of moving expenses and related taxes.

(9)	Dr. Wright left the Company on April 30, 2003.

Option Grants in Last Fiscal Year

          The following table sets forth information concerning stock options granted during the fiscal year ended March 31, 2003 to each of the Named Executive Officers.

	Individual Grants

					Potential Realizable
	Number of				Value at Assumed
	Securities	Percent of Total			Annual Rates of
	Underlying	Options Granted	Exercise or		Stock Price
	Options	to Employees in	Base Price	Expiration	Appreciation for
Name	Granted (#)(1)	Fiscal Year (%)	($/Share)	Date	Option Term

					5% ($)	10% ($)

Richard F. Pops	125,000	3.17	4.77	7/18/12	374,978	950,269
	350,000	8.87	7.36	12/12/12	1,620,033	4,105,481
David A. Broecker	75,000	1.90	4.77	7/18/12	224,987	570,161
	275,000	6.97	7.36	12/12/12	1,272,883	3,225,735
James L. Wright	37,500	*	4.77	7/18/12	112,494	285,081
	37,500	*	7.36	12/12/12	173,575	439,873
James M. Frates	30,000	*	4.77	7/18/12	89,995	228,065
	70,000	1.77	7.36	12/12/12	324,007	821,096
Michael J. Landine	25,000	*	4.77	7/18/12	74,996	190,054
	75,000	1.90	7.36	12/12/12	347,150	879,746

(1)	Each option granted vests ratably over a four year period.

*	Represents less than one percent (1%)

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

          The following table sets forth the number of shares acquired upon exercise of options exercised by the Named Executive Officers during the fiscal year ended March 31, 2003, the value realized upon exercise of such options, the number of shares issuable on exercise of options held by such persons at the end of the last fiscal year and the value of such unexercised options as of such date.

	Shares		Number of Securities Underlying		Value of Unexercised
	Acquired on	Value	Unexercised Options/SARs at		In-the-Money Options/SARs
Name	Exercise (#)	Realized($)	FY-End (#)		at FY-End($)(1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard F. Pops	0	0	1,062,354	1,037,500	1,186,092	1,136,000
David A. Broecker	0	0	237,500	662,500	0	792,750
James L. Wright	0	0	203,859	186,875	266,218	225,375
James M. Frates	0	0	279,583	220,000	82,925	248,700
Michael J. Landine	0	0	168,000	192,500	68,365	235,750

(1)	Value is measured by the difference between the closing price of Common Stock on the Nasdaq National Market on March 31, 2003, $9.07, and the exercise price of the options.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

          Under agreements between the Company and Messrs. Pops, Broecker and Frates in the event their employment with the Company is terminated for any reason other than as a result of their taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Pops shall be entitled to receive a payment equal to two-thirds of his then-current annual base salary and Messrs. Broecker and Frates shall each be entitled to receive payments at the monthly rate of his then current annual base salary for up to nine months or until he finds other employment, whichever occurs first. Under an agreement between the Company and Mr. Landine, in the event his employment with the Company is terminated for any reason other than as a result of his taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Landine shall be entitled to receive a payment equal to his then-current base salary for a period of six months.

          Mr. Pops has been granted LSARs in connection with a portion of the stock options previously granted to him. Each LSAR provides that after the occurrence of one of several triggering events, including a reorganization or merger of the Company, a sale of the assets of the Company or the acquisition by a person or group of more than 51% of the common stock, Mr. Pops will receive an amount in cash equal to the amount by which the fair market value per share of Common Stock issuable upon exercise of the option on the date such a triggering event occurs exceeds the exercise price per share of the option to which the LSAR relates. A triggering event shall be deemed to have occurred only when the fair market value of the shares subject to the underlying option exceeds the exercise price of such option. When a triggering event occurs, the related option will cease to be exercisable.

          The Company has entered into change-in-control agreements with each of Messrs. Pops, Broecker, Frates and Landine. Under the terms of these agreements, each of the aforementioned executives are entitled to receive certain compensation and benefits in the event of a “change-in-control” of the Company, which, in summary, is defined as: the acquisition by a person, entity or group (with certain exceptions) of beneficial ownership of 50% or more of the Common Stock; a change in a majority of the incumbent directors on the Board of Directors; a reorganization, merger or consolidation of the Company; or a liquidation, dissolution or sale of all or substantially all of the assets of the Company.

          In the event of a change-in-control, each of Messrs. Pops, Broecker, Frates and Landine will be entitled to continue their employment with the Company for a period of two years following the change-in-control at a monthly base salary at least equal to the highest monthly base salary paid to him by the Company in the twelve-month period immediately preceding the change-in-control, an annual cash bonus at least equal to the annual bonus paid to him for the last calendar year prior to the change-in-control and continued participation in the Company’s welfare and benefit plans.

          In the event the Company terminates any of these executives without cause during such two-year period or if any of these executives terminates his employment for “good reason” (e.g., material diminution in the executive’s responsibilities, assignment to the executive of responsibilities not consistent with his position or transfer of the executive to a location more than 40 miles from his then current place of employment) each is entitled to receive a prorated bonus (based upon the prior year’s annual bonus) for the year in which the date of termination occurs. Additionally, each of Messrs. Broecker, Frates and Landine will receive a lump sum payment equal to the executive’s base salary plus his annual bonus for the last calendar year before the date of termination and continued participation in the Alkermes’ welfare and benefit plans (or reimbursement therefor) for one year following the date of termination; Mr. Pops will receive a lump sum payment equal to two times his base salary plus his annual bonus for the last calendar year before the date of termination and continued participation in the Alkermes’ welfare and benefit plans (or reimbursement therefor) for two years following the date of termination. Each executive is also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payments under the change-in-control agreement in the event any payment or benefit to the executive, whether pursuant to the change-in-control agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code. The Company and Dr. Wright had a similar change-in-control agreement which terminated when he left the Company on April 30, 2003.

Compensation of Directors

          Each year on the date of the Company’s annual meeting of shareholders, each non-employee director, consisting of Floyd E. Bloom, Gerri Henwood, Paul J. Mitchell, Alexander Rich, Paul Schimmel and Michael A. Wall, as well as Mr. Breyer, a part-time employee of the Company, receives:

•	an annual retainer fee of $15,000;

•	an option to purchase 20,000 shares of Common Stock;

•	an attendance fee of $1,500 per Board of Directors’ meeting and $750 for each telephonic Board of Directors’ meeting;

•	an attendance fee of $500 for each committee meeting, if such meeting is held on a date other than a date on which a Board of Directors’ meeting is held and $250 for each telephonic committee meeting; and

•	reimbursement for all reasonable travel expenses incurred in connection with Board of Directors’ meetings and meetings of committees of the Board of Directors.

The 20,000 share option is granted automatically under the Alkermes Stock Option Plan for Non-Employee Directors each year on the date of the Company’s annual meeting of shareholders. Such options are exercisable at the fair market value of the Common Stock on the date such options are granted and vest in full six (6) months following their grant. Non-employee directors do not receive any options to purchase shares of Common Stock except for the yearly grant of options to purchase 20,000 shares of the Company’s Common Stock and a one-time grant of an option to purchase 20,000 shares of the Company’s Common Stock upon joining the Board of Directors. During the fiscal year ended March 31, 2003, Alkermes paid consulting fees to Mr. Wall aggregating $80,000. Mr. Wall will continue to receive $6,667 per month for work that he performs for the Company outside of his capacity as a director. Alkermes believes that the terms of this consulting arrangement are no less favorable to Alkermes than those they could have received from an independent third party. Since Mr. Breyer’s retirement as President, he has received and will continue to receive compensation of $13,000 per year as a part-time employee of the Company. Upon their initial election to the Board of Directors in April 2003, Ms. Henwood and Mr. Mitchell each received $6,016 as the pro-rated portion of the cash compensation for non-employee directors outlined above and were granted options to purchase 28,000 shares of Common Stock, consisting of an initial grant of an option to purchase 20,000 shares of Common Stock and a pro-rated portion of the annual grant for non-employee directors outlined above.

Compensation Committee Interlocks and Insider Participation

          During the last fiscal year, the Compensation Committee consisted of John K. Clarke, Paul Schimmel and Michael A. Wall. The Compensation Sub-Committee consisted of John K. Clarke and Paul Schimmel. Mr. Wall is a consultant to Alkermes.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The Compensation Committee (the “Committee”) is responsible for reviewing and establishing the cash compensation of, and the Compensation Sub-Committee (the “Sub-Committee”) is responsible for reviewing and establishing compensation in the form of stock options and restricted common stock awards to, the Company’s executive officers.

Executive Compensation Policies

          The Company’s executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote the Company’s research and product development and commercialization efforts. In establishing executive compensation levels, the Committee is guided by a number of considerations. Because the Company is still in the process of developing its portfolio of product candidates, and because of the volatile nature of biotechnology stocks, the Committee believes that traditional performance criteria, such as revenue growth, net income, profit margins and share price are inappropriate for evaluating and rewarding the efforts of the Company’s executive officers. Rather, the Committee bases executive compensation on the achievement of certain product development, corporate partnering, financial, strategic planning and other goals of the Company and the executive officers. In establishing compensation levels, the Committee also evaluates each officer’s individual performance using certain subjective criteria, including an evaluation of each officer’s initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted subjective or objective performance criteria. In making its evaluations, the Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

          Another consideration which affects the Committee’s decisions regarding executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry, an internally prepared survey based on peer biotechnology companies’ proxy statements and personal knowledge regarding executive compensation at comparable companies.

          A third factor which affects compensation levels is the Committee’s belief that stock ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. In accordance with such belief, the Sub-Committee seeks to provide a significant portion of executive compensation in the form of stock options. The Sub-Committee has not, however, targeted a range or specific number of options for each executive position. Rather, it makes its decisions based on the above-mentioned surveys and the general experience of the Sub-Committee members.

Compensation Mix

          The Company’s executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options and restricted common stock awards. The Committee generally reviews and establishes the base salary and bonus of each executive officer as of the end of each calendar year.

     Base Salary

          The Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development.

     Discretionary Cash Bonus

          The Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but are awarded from time to time, generally annually, only in the discretion of the Committee; cash bonuses are used to bring annual cash compensation into a competitive range with comparable positions at comparable companies. Criteria for bonuses for executive officers range from success in attracting capital to success in conducting clinical trials, entering into new and expanded collaborations and establishing and expanding the Company’s manufacturing capabilities.

     Stock Options and Restricted Common Stock Awards

          Grants of stock options and awards of restricted common stock under the Company’s equity compensation plans are designed to promote the identity of the long-term interests between the Company’s executives and its shareholders and to assist in the retention of executives. Since stock options granted by the Company generally become exercisable over a four-year period and forfeiture provisions with respect to restricted common stock awards lapse over a two-year period, their ultimate value is dependent upon the long-term appreciation of the Company’s stock price and the executive’s continued employment with the Company. In addition, grants of stock options and awards of restricted common stock may result in an increase in executive officers’ equity interests in the Company, thereby providing such persons with the opportunity to share in the future value they are responsible for creating.

          When granting stock options and awarding restricted common stock, the Sub-Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The number of options and awards granted to each executive officer is generally determined by the Sub-Committee on the basis of data obtained from a generally available outside survey of stock option grants and restricted common stock awards in the biotechnology industry, an internally prepared survey of peer biotechnology companies’ proxy statements and personal knowledge of the Sub-Committee members regarding executive stock options and restricted common stock awards at comparable companies.

          Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company’s Chief Executive Officer and the other Named Executive Officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162(m).

Compensation of the Chief Executive Officer

          In establishing Mr. Pops’ compensation package, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the biotechnology industry at comparable stages of development. In addition, in order to align Mr. Pops’ interests with the long-term interests of the Company’s shareholders, the Committee and the Sub-Committee attempt to make a significant portion of the value of his total compensation dependent on the long-term appreciation of the Company’s stock price.

          At the Company’s current stage of development, the Committee believes that Mr. Pops’ performance as Chief Executive Officer of the Company must be evaluated almost exclusively using subjective criteria, including the Committee’s evaluation of the Company’s progress in attracting and retaining senior management, identifying new product candidates, identifying and securing corporate collaborators for the development of product candidates, identifying and acquiring new proprietary product development and technology opportunities, identifying and acquiring companies with interesting technology and product candidates, advancing the Company’s existing product candidates through the complex drug development and regulatory approval process, preparing for and executing on commercialization activities and raising the necessary capital to fund its research and development efforts and manufacturing capabilities.

          In evaluating and establishing Mr. Pops’ current compensation package, the Committee first addressed the non-approvable letter received in late June 2002 from the U.S. Food and Drug Administration (“FDA”) regarding Risperdal Consta™, the Company’s product candidate under a collaboration with Janssen Pharmaceutica, an affiliate of Johnson & Johnson (“Janssen”). During the discussion, it was noted that the issues raised by the FDA in the letter did not relate to the portions of the New Drug Application that were prepared by Alkermes. The Committee noted that the Alkermes team was instrumental in working with Janssen to respond to the questions and issues raised by the FDA. The Committee also reviewed the proposed merger with Reliant Pharmaceuticals, LLC which was announced in March 2002, and was mutually terminated due to market conditions in August 2002. In addition to this discussion, the Committee considered the following accomplishments of the Company during calendar 2002:

          In January 2002, Eli Lilly and Company (“Lilly”) and the Company announced the successful completion of a Phase I clinical trial for an inhaled formulation of human growth hormone.

          In February 2002, Lilly and the Company signed an agreement pursuant to which Lilly would provide $10 million in funding for the new commercial-scale production facility being built for products based on AIR’s inhalation technology.

          In August 2002, Alkermes announced the approval of Risperdal Consta in Germany and the United Kingdom, which triggered minimum manufacturing revenues of approximately $150 million over the next ten years. Throughout the rest of the calendar year, Risperdal Consta was approved in 10 additional countries outside of the U.S. and was launched in Austria, Germany and the United Kingdom.

          In August 2002, Alkermes announced a reduction in workforce and restructuring to reduce the cost structure of the Company. The reduction and restructuring was prompted by the then current expectations of the financial impact of the delay in approval of Risperdal Consta by the FDA. The Company took the opportunity to examine and prioritize the product development programs that offer the greatest commercial potential.

          In November 2002, Alkermes announced the successful completion of two Phase I clinical trials for an inhaled formulation of epinephrine, a proprietary product candidate.

          In December 2002, Lilly and the Company announced an expansion of their collaboration for the development of inhaled formulations of insulin. In connection therewith, Lilly purchased $30 million of Alkermes’ newly issued convertible preferred stock. The Company agreed to use the proceeds to fund the development of the inhaled insulin and human growth hormone in 2003 and into 2004. The royalty rate payable to Alkermes based on revenues of potential inhaled insulin products was increased. Lilly has the right to exchange the preferred shares for a reduction in this royalty rate. Furthermore, the collaboration cannot be terminated without cause before January 2005.

          Also in December 2002 and pursuant to an agreement, Janssen paid to Alkermes approximately $24 million as a prepayment of the first two years of minimum manufacturing revenues owed to the Company.

          Also in December 2002, Alkermes consummated the exchange of $114,589,000 principal amount of its newly issued 6.52% Convertible Senior Subordinated Notes Due December 31, 2009 (the “6.52% Notes”) for substantially all of its outstanding 3.75% Convertible Subordinated Notes due 2007. In addition, the Company consummated the sale of $60 million principal amount of the 6.52% Notes. Therefore, along with the Lilly and Janssen transactions in December and a small equipment lease financing in November, the Company added $120 million of cash to its balance sheet, while reducing its debt.

          During the year, the Company made substantial progress on its Phase III clinical trial on Vivitrex®, its lead proprietary development program. In addition, the Company also advanced the development of its product candidates (proprietary and partnered) and initiated feasibility programs with partners and on internal programs that were not disclosed publicly.

          Given the significant role played by Mr. Pops in each of the above-noted accomplishments, the Committee increased Mr. Pops’ annual base salary effective January 1, 2003 from $475,000 to $498,750 and granted Mr. Pops a cash bonus of $100,000. As additional recognition of Mr. Pops’ efforts in calendar 2002, and in furtherance of the Sub-Committee’s belief that a significant portion of Mr. Pops’ total compensation should be dependent on the long-term appreciation of the Company’s stock price, in July and December 2002, the Sub-Committee granted Mr. Pops options to purchase 125,000 and 350,000 shares, respectively, of Common Stock and, in December 2002, the Sub-Committee awarded Mr. Pops 27,174 shares of restricted Common Stock, which award vests annually over a two-year period. The Committee and Sub-Committee believe that each of these actions was particularly appropriate given Mr. Pops’ performance during calendar 2002 and in order to maintain his compensation at a competitive level compared to that of the chief executive officers of other similarly sized and positioned biotechnology companies.

Compensation Committee

John K. Clarke	Paul Schimmel
Michael A. Wall

Compensation Sub-Committee

John K. Clarke	Paul Schimmel

PERFORMANCE GRAPH

          The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for the last five fiscal years, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index, which includes biotechnology companies. The comparison assumes $100 was invested on March 31, 1998, in the Common Stock and in each of the foregoing indices and further assumes reinvestment of any dividends. The Company did not declare or pay any dividends on its Common Stock during the comparison period.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information regarding the ownership of common stock as of July 18, 2003 by: (i) each person who is known by Alkermes to be the owner of 5% or more of the outstanding shares of common stock; (ii) each director of Alkermes; (iii) each of the Named Executive Officers; and (iv) all the directors and executive officers of Alkermes as a group.

	Number of Shares	Percentage
	Beneficially Owned	Beneficially Owned (1)

Citigroup Inc. (2) 399 Park Avenue New York, NY 10043	12,769,010	14.37%
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	8,070,040	9.08
Mazama Capital Management, Inc. (4) One S.W. Columbia, Suite 1500 Portland, OR 97258	5,619,160	6.32
Floyd E. Bloom (5)	305,375	*
Robert A. Breyer (6)	431,025	*
John K. Clarke (7)	143,936	*
Gerri Henwood (8)	10,000	*
Paul J. Mitchell	8,000	*
Richard F. Pops (9)	1,335,620	1.48
Alexander Rich (10)	443,400	*
Paul Schimmel (10)	457,600	*
Michael A. Wall (10)	834,450	*
David A. Broecker (11)	261,250	*
James L. Wright (12)	208,859	*
James M. Frates (13)	316,500	*
Michael J. Landine (14)	280,550	*
All directors and executive officers as a group (14 persons) (15)	5,036,565	5.50

*	Represents less than one percent (1%) of the outstanding shares of common stock.

(1)	As of July 18, 2003, there were 88,873,129 shares of common stock outstanding.

(2)	Represents shares over which Salomon Smith Barney Inc., Salomon Brothers Holding Company Inc., Salomon Smith Barney Holdings Inc. and/or Citigroup Inc. have shared voting and dispositive power. The holdings are as of December 31, 2002.

(3)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the securities laws, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The holdings are as of December 31, 2002.

(4)	Represents shares over which Mazama Capital Management, Inc. has sole voting power and dispositive power. The holdings are as of December 31, 2002.

(5)	Includes 210,375 shares of common stock held by The Corey Bloom Family Trust, of which Dr. Bloom is a Trustee. Also includes, 95,000 shares of common stock subject to options which are exercisable.

(6)	Includes 329,743 shares of common stock subject to options which are exercisable or will become exercisable within 60 days of July 18, 2003.

(7)	Includes 115,000 shares of common stock subject to options which are exercisable.

(8)	Consists of 10,000 shares of common stock subject to options which are exercisable.

(9)	Includes 1,093,604 shares of common stock subject to options which are exercisable or which will become exercisable within 60 days of July 18, 2003.

(10)	Includes 95,000 shares of common stock subject to options which are exercisable.

(11)	Includes 256,250 shares of common stock subject to options which are exercisable or which will become exercisable within 60 days of July 18, 2003.

(12)	Includes 98,489 shares of common stock subject to options which are exercisable or which will become exercisable within 60 days of July 18, 2003. Dr. Wright’s left the Company on April 30, 2003.

(13)	Includes 287,083 shares of common stock subject to options which will become exercisable within 60 days of July 18, 2003.

(14)	Includes 174,250 shares of common stock subject to options which will become exercisable within 60 days of July 18, 2003.

(15)	Includes 2,744,419 shares of common stock subject to options which are exercisable or which will become exercisable within 60 days of July 18, 2003. Also includes 210,375 shares of common stock held in trust.

CERTAIN TRANSACTIONS

Stock Options

          During the last fiscal year, executive officers and non-employee directors were granted Common Stock awards and options to purchase shares of Common Stock pursuant to Alkermes’ 2002 Restricted Common Stock Award Plan, 1999 Stock Option Plan, 1998 Equity Incentive Plan and Stock Option Plan for Non-Employee Directors.

Executive Officer Loans

          In the calendar year 2001, A1kermes made two loans to David A. Broecker in connection with hiring him as its new Chief Operating Officer. The first loan, made in February 2001 in the principal amount of $300,000, was amended to extend its maturity date to May 31, 2003 or, if earlier, upon termination of Mr. Broecker’s employment. The first loan did not bear interest and was paid in full in May 2003. The second loan, made in June 2001 in the principal amount of $300,000, bears interest at the prime rate. Twenty percent of the principal of and accrued interest on the second loan will be forgiven annually on Mr. Broecker’s employment anniversary, or in full upon a change-in-control of Alkermes, so long as he continues to be employed by Alkermes. Any balance of the second loan remaining upon the termination of Mr. Broecker’s employment must be paid in full.

OTHER BUSINESS

          The Board of Directors does not intend to present to the Meeting any business other than the election of directors and the proposed amendments to the 1999 Plan and the Director Plan. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

INDEPENDENT AUDITORS

          Deloitte & Touche LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2003. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2004.

DEADLINE FOR SHAREHOLDER PROPOSALS

          The Company must receive any proposal which a shareholder wishes to submit at the 2004 annual meeting of shareholders before March 31, 2004 if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting. If any shareholder wishes to present a proposal to the 2004 Annual Meeting of Shareholders that is not included in the Company’s proxy statement for that meeting and fails to submit such proposal to the Secretary of the Company on or before June 14, 2004, then the persons named in the proxy will be allowed to use their discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in the Company’s proxy statement. In addition, in accordance with the Company’s bylaws, any nominee for election as a director of the Company at the 2004 Annual Meeting of Shareholders must be submitted in writing to the Company on or before April 30, 2004, which is ninety (90) days prior to the first anniversary of the date of this year’s proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Forms 4 covering the 2002 annual grant of options to all non-employee directors (Floyd E. Bloom, Robert A. Breyer, John K. Clarke, Alexander Rich, Paul Schimmel and Michael A. Wall) were inadvertently not filed in a timely manner. In addition, the option grants awarded to Mr. Mitchell and Ms. Henwood upon their election as directors were inadvertently not timely filed on Forms 4, but were reported on Forms 3 that were filed on time. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended March 31, 2003, all other Section 16(a) filing requirements applicable to its executive officers, directors, officers and greater than ten percent shareholders were complied with.

INCORPORATION BY REFERENCE

          Portions of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, are incorporated by reference into this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 is being delivered to shareholders with this Proxy Statement.

By Order of the Board of Directors

Morris Cheston, Jr.
Secretary

July 25, 2003

Appendix A

1999 Stock Option Plan

          RESOLVED, that the first sentence of Section 4.1 of the 1999 Stock Option Plan be, and hereby is, amended to read in full as follows:

“The maximum aggregate number of shares of Common Stock that may be issued under the Plan is Fourteen Million, Four Hundred Thousand (14,400,000) (subject to increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or authorized and issued shares of shares of Common Stock reacquired by the Company.”

A-1

Appendix B

Stock Option Plan for Non-Employee Directors

          RESOLVED, that the first sentence of Section 4.1 of the Stock Option Plan for Non-Employee Directors be, and hereby is, amended to read in full as follows:

“The maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be One Million (1,000,000) shares of Common Stock (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or issued Common Stock that has been reacquired by the Company.”

B-1

PROXY

ALKERMES, INC.

CAMBRIDGE, MASSACHUSETTS

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 9, 2003

     The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and Charles Carelli, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of Alkermes, 88 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., Tuesday, September 9, 2003, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The undersigned hereby revokes all other previous proxies appointed and delivered in connection with the annual meeting of shareholders to be held at 10:00 a.m., Tuesday, September 9, 2003, and at all adjournments thereof.

     It is agreed that unless otherwise marked on the other side, said attorneys and proxies are appointed with authority to vote FOR the directors and the proposals listed on the other side hereof.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example

1.	To elect eight members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Nominees:	(01) Floyd E. Bloom, (02) Robert A. Breyer, (03) Gerri Henwood, (04) Paul J. Mitchell,
(05) Richard F. Pops, (06) Alexander Rich, (7) Paul Schimmel and (8) Michael A. Wall.

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐

For all nominees except as noted above.

2.	To approve an amendment to the 1999 Stock Option Plan to increase to 14,400,000 the number of shares issuable upon exercise of options granted thereunder, an increase of 3,000,000 shares.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To approve an amendment to the Stock Option Plan for Non-Employee Directors to increase to 1,000,000 the number of shares issuable upon exercise of options granted thereunder, an increase of 500,000 shares.

FOR	☐	AGAINST	☐	ABSTAIN	☐

To transact such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:	Date:	Signature:	Date: